Exhibit 99.1

Contacts:
Raymond Jones	Dawn Lyon
Investor Relations	Public Relations
206-470-7137	206-757-2785
ir@zillow.com	press@zillow.com

ZILLOW, INC. REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2013 RESULTS

•	Record Quarterly Revenue of $58.3 million, up 70% over fourth quarter 2012.

•	Record Quarterly Net Income of $2.7 million, resulting in basic and diluted EPS of $0.07 and $0.06, respectively.

•	Record Quarterly Adjusted EBITDA of $15.2 million, representing 26% of revenue.

•	Quarterly traffic grew 57% year-over-year to 54.4 million average monthly unique users on mobile and Web. In January 2014, Zillow traffic reached a new peak with nearly 70 million unique users.

SEATTLE – February 12, 2014 – Zillow, Inc. (NASDAQ:Z), the leading real estate and home-related marketplace, today announced financial results for the quarter and full year ended December 31, 2013.

“This was a breakaway year for Zillow in which we repeatedly delivered record revenue, traffic, and mobile usage as we significantly grew our market share as the category leader. And we’ve had an incredibly strong start to 2014 with another traffic record of nearly 70 million unique users in January,” said Spencer Rascoff, Zillow CEO. “We’re looking ahead to 2014 with significant investments in growing our audience, growing our Premier Agent business and turning up the volume in mortgages and our other emerging marketplaces.

“We’ve also taken a critical step forward with StreetEasy in New York, re-launching the service today as completely free, with a better user experience. We’ve taken a page from the Zillow playbook, empowering consumers with free data and tools to grow StreetEasy’s audience and extend its leadership in the largest real estate market in the country.”

Fourth Quarter 2013 Financial Highlights

•	Revenue increased 70% to a record $58.3 million from $34.3 million in the fourth quarter of 2012.

•	Marketplace Revenue increased 71% to a record $45.9 million from $26.8 million in the fourth quarter of 2012.

•	Real Estate Revenue grew 71% to $40.5 million from $23.7 million in the fourth quarter of 2012.

•	Mortgages Revenue grew 69% to $5.3 million from $3.2 million in the fourth quarter of 2012.

•	Display Revenue increased 67% to $12.5 million from $7.5 million in the fourth quarter of 2012.

•	GAAP net income was a record $2.7 million in the fourth quarter of 2013, compared to GAAP net income of $0.5 million in the fourth quarter of 2012.

•	Basic and diluted GAAP earnings per share were $0.07 and $0.06, respectively, in the fourth quarter of 2013 compared to basic and diluted GAAP earnings per share of $0.02 in the same period last year. Basic and diluted non-GAAP net income per share were $0.20 and $0.19, respectively, in the fourth quarter of 2013 compared to basic and diluted non-GAAP net income per share of $0.08 in the same period last year, which excludes share-based compensation expense and income taxes.

•	Adjusted EBITDA was a record $15.2 million in the fourth quarter of 2013, or 26% of revenue, which was an increase from $6.8 million in the fourth quarter of 2012, or 20% of revenue.

Full Year 2013 Financial Highlights

•	Revenue increased 69% to a record $197.5 million from $116.9 million in 2012.

•	Marketplace Revenue increased 78% to a record $154.2 million from $86.7 million in 2012.

•	Real Estate Revenue grew 74% to $132.4 million from $75.9 million in 2012.

•	Mortgages Revenue grew 103% to $21.8 million from $10.8 million in 2012.

•	Display Revenue increased 44% to $43.3 million from $30.2 million in 2012.

•	Due primarily to planned increases in advertising expenses, GAAP net loss was $12.5 million in 2013, compared to GAAP net income of $5.9 million in 2012. Included in our 2013 GAAP earnings is a one-time tax benefit of $4.1 million related to the August 2013 acquisition of StreetEasy, Inc.

•	Basic and diluted GAAP loss per share was $0.35 in 2013, compared to basic and diluted GAAP earnings per share of $0.20 and $0.18, respectively, in 2012. Basic and diluted non-GAAP net income per share were $0.19 and $0.17, respectively, in 2013, compared to basic and diluted non-GAAP net income per share of $0.42 and $0.38, respectively, in 2012.

•	Adjusted EBITDA was a record $29.7 million in 2013, or 15% of revenue, which compares to $25.2 million in 2012, or 22% of revenue.

Operating and Business Highlights

•	Zillow’s audience continues to grow substantially, extending the company’s leadership over other category players. Average monthly unique users during the fourth quarter of 2013 were 54.4 million, up 57% year-over-year. In January 2014, Zillow marked another significant traffic milestone with a record of nearly 70 million unique users on mobile and the Web, an addition of 24 million monthly unique users year-over-year.

•	Zillow continued to gain market share in 2013. According to comScore, Zillow is now approximately double the size of the company’s two closest competitors on combined Web and mobile traffic in comScore’s Real Estate category[1]. On desktop, comScore shows Zillow.com tripling its category lead over its closest competitor from January through December 2013[2].

•	Visits to Zillow via a mobile device nearly doubled year-over-year in the fourth quarter of 2013, and in January 2014, nearly 400 million homes were viewed on Zillow on a mobile device – that’s 148 homes per second. Additionally, two-thirds of Zillow visits now occur on a mobile device.

•	Premier Agent subscribers increased by 3,565 in the fourth quarter of 2013, and totaled 48,314 on December 31, 2013, up 64% year-over-year. Average monthly revenue per subscriber in the fourth quarter of 2013 was $271, which was an increase compared to $267 in the same period last year.

•	Zillow Mortgage Marketplace continued to grow during the fourth quarter with 4.4 million loan requests submitted by consumers. For 2013, there were more than 20 million loan requests submitted through Zillow Mortgage Marketplace, up 71% over 2012. The number of loan requests submitted in 2013 was nearly four times the number of loan requests submitted in 2011.

•	As announced separately today, StreetEasy, which Zillow acquired in August 2013, has officially re-launched, offering free access to all of StreetEasy’s proprietary market data and New York-tailored shopping tools with a redesigned consumer experience.

•	During the quarter, Zillow expanded its distribution network, becoming the exclusive provider of for-sale and for-rent listings to AOL Real Estate. Including its own website, Zillow now powers listings across four of the top real estate websites in the U.S., including Yahoo! Homes and HGTV’s FrontDoor.

•	In January 2014, Zillow introduced another valuable product for rental professionals with the launch of the Postlets app on iOS. Specifically for landlords, property managers and real estate agents, the Postlets app enables rental professionals to easily distribute their rental listings to more than 20 of the top real estate and rental sites on the Web and mobile and easily share them on social media sites.

[1]	Of the 77.1 million total unique visitors across both Mobile and PC in comScore’s Real Estate category for December 2013, 42% of the unique visitors went to Zillow.com, which is twice the share of those who went to Trulia.com and over twice the share of those who went to Realtor.com. Source: comScore Media Metrix Multiplatform Total Digital Population on the Real Estate Category, December 2013, US Data.
[2]	Source: comScore Media Metrix Key Measures on the Real Estate Category, December 2013, US Data.

•	Also during the quarter, the company launched Zillow Tech Connect, allowing third-party technology companies to partner with Zillow to offer brokers and agents greater flexibility in choosing and utilizing their preferred CRM system, at no additional cost. Now, more than 15,000 brokers and agents using Zillow Tech Connect partners’ software will be able to directly access and manage contacts, giving them more flexibility when choosing a CRM system. Zillow Tech Connect now includes 11 different CRM providers.

•	Last month, Zillow hosted United States Secretary of Housing and Urban Development Shawn Donovan in Zillow’s Seattle headquarters for an important conversation on equality in housing in America. Zillow Chief Economist Stan Humphries moderated the live-streamed town hall meeting, which was also attended by representatives of the National Urban League, other officials and members of the media.

Opportunities to Participate in Zillow Earnings Report Discussion

•	As part of the reporting of fourth quarter and full year results, Zillow is working with TheStreet to broaden the reach of social media questions and discussion surrounding today’s earnings announcement. After results become public, TheStreet will release an interview with Zillow CEO Spencer Rascoff. Immediately following the conference call, TheStreet will moderate a Twitter conversation with Rascoff, using the hashtag #ZEarnings, also leveraging @TheStreet handle.

•	Additionally, for the fourth quarter in a row, Zillow executives will consider questions submitted via Twitter and Facebook during its fourth quarter earnings call, with the hashtag #ZEarnings, in addition to questions submitted by those dialed in.

Quarterly Conference Call to Include Business Outlook

Zillow management will discuss Zillow, Inc.’s fourth quarter and full year 2013 financial results, as well as the first quarter and full year 2014 business outlook, in a conference call today at 2 p.m. Pacific Time (5 p.m. Eastern Time) that will also be webcast live. The live webcast of the conference call will be available on the investor relations section of Zillow, Inc.’s website at http://investors.zillow.com/. For those without access to the Internet, the call may be accessed toll-free via phone at 877-643-7152 with conference ID# 51436144. Callers outside the United States may dial 443-863-7921 with conference ID# 51436144. Questions submitted via Zillow’s Twitter account (www.twitter.com/zillow) using the hashtag #ZEarnings, and questions posted on the Zillow Facebook page (www.facebook.com/zillow), will be considered during the Q&A portion of the call, in addition to questions submitted by those dialed in. Following completion of the call, a recorded replay of the webcast and a copy of the prepared remarks will be available on the investor relations section of Zillow, Inc.’s website. The recorded replay will be available until February 20, 2014. To listen to the telephone replay, call toll-free 855-859-2056 with conference ID# 51436144. Callers outside the United States may dial 404-537-3406 with conference ID# 51436144.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding our success in the future and our plans for continued investments in growing our businesses. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. Differences in Zillow’s actual results from those anticipated in these forward-looking statements may result from actions taken by Zillow as well as from risks and uncertainties beyond Zillow’s control. Factors that may contribute to such differences include, but are not limited to, Zillow’s ability to maintain and effectively manage an adequate rate of growth; the impact of the real estate industry on Zillow’s business; Zillow’s ability to innovate and provide products and services that are attractive to its users and advertisers; Zillow’s ability to increase awareness of the Zillow brand; Zillow’s ability to maintain or establish relationships with listings and data providers; Zillow’s ability to attract consumers to Zillow’s mobile applications and websites; Zillow’s ability to successfully integrate and realize the benefits of our past or future strategic acquisitions or investments; Zillow’s ability to compete successfully against existing or future competitors; the reliable performance of Zillow’s network infrastructure and content delivery processes; and Zillow’s ability to protect its intellectual property. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For more information about potential factors that could affect Zillow’s business and financial results, please review the “Risk Factors” described in Zillow’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 filed with the Securities and Exchange Commission, or SEC, and in Zillow’s other filings with the SEC. Except as may be required by law, Zillow does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this press release includes references to Adjusted EBITDA as well as non-GAAP net income per share, both of which are non-GAAP financial measures. We have provided a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, and a reconciliation of net income, as adjusted, to net income (loss), as reported on a GAAP basis, and the calculation of non-GAAP net income per share - basic and diluted, within this earnings release.

Adjusted EBITDA is a key metric used by our management and board of directors to measure operating performance and trends, and to prepare and approve our annual budget. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation expense;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not reflect the impact of income taxes; and

•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

Our presentation of non-GAAP net income per share excludes the impact of share-based compensation expense and income taxes. This measure is not a key metric used by our management and board of directors to measure operating performance or otherwise manage the business. However, we provide non-GAAP net income per share as supplemental information to investors, as we believe the exclusion of share-based compensation expense and income taxes facilitates investors’ operating performance comparisons on a period-to-period basis. You should not consider these metrics in isolation or as substitutes for analysis of our results as reported under GAAP.

About Zillow, Inc.

Zillow, Inc. (NASDAQ: Z) operates the leading real estate and home-related marketplaces on mobile and the Web, with a complementary portfolio of brands and products that help people find vital information about homes, and connect with the best local professionals. Zillow’s brands serve the full lifecycle of owning and living in a home: buying, selling, renting, financing, remodeling and more. In addition, Zillow offers a suite of tools and services to help local real estate, mortgage, rental and home improvement professionals manage and market their businesses. Welcoming nearly 70 million monthly unique users in January 2014, the Zillow, Inc. portfolio includes Zillow.com®, Zillow Mobile, Zillow Mortgage Marketplace, Zillow Rentals, Zillow Digs™, StreetEasy®, Postlets®, Diverse Solutions®, Agentfolio®, Mortech® and HotPads™. Zillow is headquartered in Seattle.

Please visit http://investors.zillow.com/, www.zillowblog.com, www.twitter.com/zillow, and www.facebook.com/zillow, where Zillow discloses information about the company, its financial information, and its business which may be deemed material.

The Zillow logo is available at http://zillow.mediaroom.com/index.php?s=191.

Zillow.com, Zillow, StreetEasy, Postlets, Mortech, Agentfolio and Diverse Solutions are registered trademarks of Zillow, Inc.

HotPads and Zillow Digs are trademarks of Zillow, Inc.

comScore is a registered trademark of comScore, Inc.

Yahoo! is a registered trademark of Yahoo! Inc.

HGTV and FrontDoor are registered trademarks of Scripps Networks, LLC.

Twitter is a registered trademark of Twitter, Inc.

Facebook is a registered trademark of Facebook, Inc.

(ZFIN)

ZILLOW, INC.

UNAUDITED CONDENSED BALANCE SHEETS

(in thousands)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$201,760	$150,040
Short-term investments	93,531	44,054
Accounts receivable, net	15,234	8,655
Prepaid expenses and other current assets	4,987	2,652

Total current assets	315,512	205,401
Long-term investments	142,435	9,389
Property and equipment, net	27,408	16,948
Goodwill	93,213	54,284
Intangible assets, net	29,149	21,248
Other assets	346	279

Total assets	$608,063	$307,549

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,724	$3,158
Accrued expenses and other current liabilities	11,377	6,318
Accrued compensation and benefits	4,440	2,514
Deferred revenue	12,298	8,349
Deferred rent, current portion	546	401

Total current liabilities	33,385	20,740
Deferred rent, net of current portion	6,882	6,492
Shareholders’ equity:
Preferred stock	—	—
Class A common stock	3	3
Class B common stock	1	1
Additional paid-in capital	651,913	351,981
Accumulated deficit	(84,121)	(71,668)

Total shareholders’ equity	567,796	280,317

Total liabilities and shareholders’ equity	$608,063	$307,549

ZILLOW, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Revenue	$58,348	$34,337	$197,545	$116,850
Costs and expenses:
Cost of revenue (exclusive of amortization) (1)(2)	5,270	3,806	18,810	14,043
Sales and marketing (2)	24,978	14,519	108,891	49,105
Technology and development (2)	14,649	9,079	48,498	26,614
General and administrative (2)	10,727	6,422	38,295	21,291

Total costs and expenses	55,624	33,826	214,494	111,053

Income (loss) from operations	2,724	511	(16,949)	5,797
Other income	145	38	385	142

Income (loss) before income taxes	2,869	549	(16,564)	5,939
Income tax benefit	(154)	—	4,111	—

Net income (loss)	$2,715	$549	$(12,453)	$5,939

Net income (loss) per share — basic	$0.07	$0.02	$(0.35)	$0.20
Net income (loss) per share — diluted	$0.06	$0.02	$(0.35)	$0.18
Weighted-average shares outstanding — basic	39,050	33,408	36,029	30,194
Weighted-average shares outstanding — diluted	42,116	36,292	36,029	32,709
(1) Amortization of website development costs and intangible assets included in technology and development	$5,999	$3,603	$19,791	$11,179
(2) Includes share-based compensation expense as follows:
Cost of revenue	$213	$109	$737	$380
Sales and marketing	1,094	1,084	10,969	2,433
Technology and development	1,607	704	4,660	1,886
General and administrative	2,141	359	7,070	1,912

Total	$5,055	$2,256	$23,436	$6,611

Other Financial Data:
Adjusted EBITDA (3)	$15,222	$6,838	$29,741	$25,181

(3)	See above for more information regarding our presentation of Adjusted EBITDA.

ZILLOW, INC.

UNAUDITED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2013	2012
Operating activities
Net income (loss)	$(12,453)	$5,939
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	23,254	12,773
Share-based compensation expense	23,436	6,611
Release of valuation allowance on certain deferred tax assets	(4,111)	—
Loss on disposal of property and equipment	910	353
Bad debt expense	1,907	1,227
Deferred rent	400	5,469
Amortization of bond premium	624	751
Changes in operating assets and liabilities:
Accounts receivable	(7,571)	(3,458)
Prepaid expenses and other assets	(1,543)	650
Accounts payable	1,497	991
Accrued expenses	1,038	1,776
Deferred revenue	3,910	2,530

Net cash provided by operating activities	31,298	35,612

Investing activities
Proceeds from maturities of investments	53,000	28,434
Purchases of investments	(236,147)	(38,397)
Purchases of property and equipment	(22,047)	(15,991)
Purchases of intangible assets	(3,925)	(4,073)
Acquisitions, net of cash acquired of $0 in 2013 and $2,879 in 2012	(42,708)	(67,645)

Net cash used in investing activities	(251,827)	(97,672)

Financing activities
Proceeds from exercise of Class A common stock options	18,350	7,448
Proceeds from public offering, net of offering costs	253,899	156,726

Net cash provided by financing activities	272,249	164,174
Net increase in cash and cash equivalents during period	51,720	102,114
Cash and cash equivalents at beginning of period	150,040	47,926

Cash and cash equivalents at end of period	$201,760	$150,040

Supplemental disclosures of cash flow information
Noncash transactions:
Capitalized share-based compensation	$3,817	$2,379
Write-off of fully depreciated property and equipment	$3,697	$2,986

Adjusted EBITDA

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, for each of the periods presented (in thousands, unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$2,715	$549	$(12,453)	$5,939
Other income	(145)	(38)	(385)	(142)
Depreciation and amortization expense	7,443	4,071	23,254	12,773
Share-based compensation expense	5,055	2,256	23,436	6,611
Income tax (benefit) expense	154	—	(4,111)	—

Adjusted EBITDA	$15,222	$6,838	$29,741	$25,181

Non-GAAP Net Income per Share

The following table presents a reconciliation of net income, adjusted, to net income (loss), as reported on a GAAP basis, and the calculation of non-GAAP net income per share - basic and diluted, for each of the periods presented (in thousands, except per share data, unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net income (loss), as reported	$2,715	$549	$(12,453)	$5,939
Share-based compensation expense	5,055	2,256	23,436	6,611
Income tax (benefit) / expense	154	—	(4,111)	—

Net income, adjusted	$7,924	$2,805	$6,872	$12,550

Weighted-average shares outstanding - basic	39,050	33,408	36,029	30,194
Weighted-average shares outstanding - diluted	42,116	36,292	39,379	32,709
Non-GAAP net income per share - basic	$0.20	$0.08	$0.19	$0.42
Non-GAAP net income per share - diluted	$0.19	$0.08	$0.17	$0.38

Revenue by Type

The following tables present our revenue by type and as a percentage of total revenue for each of the periods presented (in thousands, unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenue:
Marketplace revenue:
Real estate	$40,514	$23,667	$132,396	$75,900
Mortgages	5,347	3,171	21,812	10,770

Total Marketplace revenue	45,861	26,838	154,208	86,670
Display revenue	12,487	7,499	43,337	30,180

Total revenue	$58,348	$34,337	$197,545	$116,850

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Percentage of Total Revenue:
Marketplace revenue:
Real estate	69%	69%	67%	65%
Mortgages	9%	9%	11%	9%

Total Marketplace revenue	79%	78%	78%	74%
Display revenue	21%	22%	22%	26%

Total revenue	100%	100%	100%	100%

Key Growth Drivers

The following tables set forth our key growth drivers for each of the periods presented:

	Average Monthly Unique Users for the Three Months Ended December 31,		2012 to 2013 % Change
	2013	2012
	(in thousands)
Unique Users	54,358	34,535	57%

Unique users source: We measure unique users with Google Analytics. Beginning in December 2012, the reported monthly unique users reflect the effect of Zillow’s December 14, 2012 acquisition of HotPads, Inc. Beginning in September 2013, the reported monthly unique users reflect the effect of Zillow’s August 26, 2013 acquisition of StreetEasy, Inc.

	At December 31,		2012 to 2013 % Change
	2013	2012
Premier Agent Subscribers	48,314	29,473	64%